INDEPENDENT CONTRACTOR CONSULTING AGREEMENT
This INDEPENDENT CONTRACTOR CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of December 31, 2018, by and between AES US Services, LLC and its subsidiaries and affiliates including The Dayton Power and Light Company and The Indianapolis Power and Light Company (collectively, the "Company"), and Craig L. Jackson (the "Consultant" or “You”) (the Company and the Consultant are collectively referred to as the “Parties”) under the following circumstances:

A.	On or about December 31, 2018, Consultant will voluntarily be leaving his current employment with the Company.

B.
The Parties wish to provide an amicable transition of any and all duties and responsibilities currently held by Consultant and for Consultant to provide such additional services as shall be requested by Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, the Parties agree as follows:
1.Termination of Employment Relationship

The Parties hereby reaffirm that Consultant’s employment with Company shall terminate for all purposes effective December 31, 2018 (“Employment Termination Date”), and that all rights, duties, and obligations with respect to such employment relationship are ended effective as of that date except for as otherwise provided in this Agreement. Consultant further agrees that at the request of Company, he will resign from any positions as an officer and/or as a member of the Board of Directors or Board of Managers, or their equivalents, of any AES affiliated company and/or as a trustee or committee member of any AES affiliated or sponsored employee benefit plan or trust.

2.Compensation and Term.

(a)The “Consulting Period” shall be the three (3) month period beginning on January 1, 2019 and continuing until March 31, 2019. The Consulting Period of this Agreement may be modified by mutual agreement in writing of both Consultant and a designated representative of Company.

(b)Company will pay Consultant Thirty Thousand Dollars ($30,000) per month or such other agreed upon rate during the Consulting Period. In addition, Company will reimburse Consultant for all reasonable expenses, including travel expenses, reasonably incurred by the Consultant in the provision of the services rendered under this Agreement. Regarding compensation paid to the Consultant under Paragraph 2(a), Consultant agrees to invoice Company upon the completion of each thirty (30) day period of the Consulting Period for services rendered in the immediately preceding thirty (30) day period. Company agrees to pay such invoices within thirty (30) days of receipt of said invoice from Consultant.

Company will pay Consultant a success bonus of One Hundred Seventy One Thousand Dollars ($171,000) at the completion of the Consulting Period, based on successful delivery of consulting services. If the Parties mutually agree to terminate the Agreement prior to March 31, the success bonus will be considered earned as of the earlier termination date only if all service contemplated under this Agreement have been successfully rendered. In no event, shall the success bonus be paid prior to March 31.

3.Consultant’s Services.

Consultant agrees to provide consulting services to Company on an independent contractor basis during the Consulting Period. Specifically, Consultant shall use his reasonable, best efforts to assist the Company in the following non-exclusive areas;
- Providing advice and counsel regarding the financial and other operations of the Company,
- Providing assistance in various regulatory proceedings,
- Assist in the transition of duties and responsibilities.
- Additionally, Consultant may be assigned any other projects or tasks the Company may reasonably need in accordance with Consultant’s qualifications.
4.Relationship Created.

(a)The Consultant is not an employee of the Company for any purpose whatsoever, but is an independent contractor. During the term of this Agreement, no contract of employment, partnership, joint venture, or any other relationship except that of independent contractor shall exist between Consultant and Company.

(b)This Agreement does not restrict Consultant from pursuing or accepting other employment or independent contractor arrangements with other parties, during the Consulting Period, unless such employment or other independent contractor relationships creates a conflict of interest with the services to be performed by the Consultant under this Agreement, or is otherwise contra to the non-competition provisions contained in this Agreement.

(c)Consultant shall perform services at the direction of the President of the U.S. Strategic Business Unit, or her designee.

(d)Consultant does not have, nor shall he hold himself out as having any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon Company, unless Company consents thereto in writing.
Consultant shall not be treated as an employee of Company for any purpose, including but not limited to federal, state, and local tax purposes and employee benefit purposes. Consultant shall be responsible for filing the proper forms for his tax liabilities and for payment of all self-employment taxes, income taxes, personal property taxes, licenses and regulatory fees, and any other tax, fee or assessment applicable to a self-employed person. Additionally, Consultant will not be covered by, receive credit under, or otherwise participate in any employee welfare, pension, health, life, disability, profit-sharing or any other fringe benefit, health and welfare, or retirement plan or benefit of the Company as a result of the services provided pursuant to this Agreement.
5.Release of Claims

(a)Except as otherwise provided in this Agreement, you knowingly and voluntarily hereby release, to the fullest extent permitted by law, the Company and all of its past, present and/or future related entities, including but not limited to parents, divisions, affiliates and subsidiaries, and each current and former bonus, pension, welfare, or other benefit plans sponsored by any of the foregoing, and each of the respective officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns of such entities and/or benefit plans, in their individual and/or representative capacities (hereinafter collectively referred to as the "Released Parties"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever ("Claims") which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown to you, and whether asserted or unasserted, (i) by reason of your employment and/or cessation of employment with the Company, or (ii) that otherwise arose or is based on facts which occurred on or prior to the date that you sign this Agreement or (iii) relating to this Agreement except as otherwise provided in Section 5(d) below. Such released Claims include, but are not limited to, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act of 1990, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Virginia Human Rights Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended); any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any employee benefit plan, program policy, procedure or arrangement, whether written or oral; any and all Claims for wages, commissions, bonuses, continued employment in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorneys' fees and costs. This Section shall not apply to claims that are not permitted to be waived by applicable law.

(b)Except as provided in Section 5(d) below, if you commence, continue, join in, or in any other manner attempt to assert any Claim released herein against any of the Released Parties or otherwise breach the promises made in this Agreement, you shall reimburse the Released Parties for all attorneys' fees incurred by the Released Parties in defending against such a Claim and the Company shall have a right to the return of all Consideration, except for one hundred dollars, paid to you pursuant to this Agreement, together with interest thereon, and to cease furnishing to you any further Consideration described in this Agreement; provided that this right of return of such Consideration and the cessation of payment of further Consideration is without prejudice to the Released Parties' other rights hereunder, including any right to obtain an agreement and release of any and all claims against the Released Parties.

(c)You agree that you will not bring any lawsuits or claims of any kind against the Released Parties for any of the Claims released herein and that you will not accept and hereby waive the benefits of any such lawsuits or claims of any kind brought on your behalf against the Released Parties.

(d)Notwithstanding the foregoing, you are not releasing any of the following claims: (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights under any federal, state or local law or regulation that cannot be waived as a matter of law; (iii) claims for vested retirement benefits, if any, under any Company sponsored plan; (iv) claims for any vested deferred or incentive compensation under any Company-sponsored plan, subject to the terms and conditions of such plan(s); or (v) any claims arising from the breach of this Agreement by the Company. Nothing in this Agreement shall interfere with or waive your right to enforce this Agreement in a court of competent jurisdiction or seek a judicial determination of the validity of the release of your rights under the Age Discrimination in Employment Act.

(e)You acknowledge and agree (i) that you have not been forced or pressured in any manner whatsoever to sign this Agreement; (ii) that you have agreed to all of its terms voluntarily; (iii) that you have read this Agreement in its entirety and understand the terms of the Agreement; and (iv) that you have been given at least twenty one (21) days from the receipt of this Agreement to consider all of its terms and to consult with counsel of your choice. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period. You may revoke your acceptance of the Agreement by sending written notice of your intent to revoke your acceptance, to the Company, at the following address: c/o Joe Strines, AES US SBU Legal Department, One Monument Circle, Indianapolis Indiana 46204, within seven (7) days of your execution of the Agreement. If you revoke this Agreement, this Agreement and the promises contained herein shall automatically be deemed null and void and you will not be entitled to any consultant services pay or any other benefits. If you do not revoke your acceptance, your agreement will become effective on the eighth day after the date of your execution of this agreement (the “Effective Date”). You acknowledge that apart from the consideration contained or otherwise referenced in this Agreement, there are no other sums or compensation due and owing from the Company.

6.Covenant not to Compete. Until six months from the Effective Date of this Agreement, (the “Non-Competition Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in Competitive Activity. For purposes of this Agreement, “Competitive Activity” means any activity that is (i) directly or indirectly competitive with the business of the Company, as conducted or which has been proposed by management to be conducted from the Effective Date of this Agreement and (ii) conducted in the states of Indiana and Ohio as of the Effective Date of this Agreement. For the purposes of this Section, the business of the Company and its Affiliates, as currently conducted, consists of the generation, sale, supply, distribution and/or storage of electricity.

7.Non-Disparagement. You shall not make statements or representations, otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or any of its former or current officers, directors, employees, advisors, businesses, or reputations. Nothing in this paragraph is intended to undermine any obligations you may have to comply with applicable law, or prohibit you from providing truthful testimony or information pursuant to subpoena, court order, discovery demand or similar legal process, or truthfully responding to lawful inquiries by any governmental or regulatory entity.

8.Non Solicitation. Until the first anniversary of the Termination Date, you shall not, either directly or through any agent or employee, Solicit (as defined below) any employee of the Company to terminate his or her relationship with the Company or to apply for or accept employment with any enterprise. “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, with respect to any action.

9.Confidentiality You acknowledge and agree that you will not, unless required by law, disclose to anyone other than members of The Company Legal Group and The Company Human Resources Group any information regarding; 1) any information regarding the practices, procedures, trade secrets, inventions, technology, customer lists, product marketing or other confidential information of the Company or Released Parties. 2)The terms of this Agreement, the Consideration paid or payable under it or the fact of any such payment, except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you.

10.Severability. Should any provision of this Agreement, or any part thereof, be held invalid or unenforceable, the remainder of this Agreement or of such provision shall not be affected thereby and shall continue to be valid and enforceable to the fullest extent permitted by law or equity.

11.Entire Agreement. This Agreement constitutes the entire agreement between Company and Consultant with respect to the subject matter hereof, and supersedes all prior and contemporaneous statements, promises, understandings or agreements among the Parties with respect to the subject matter hereof. This Agreement may not be altered or modified in any respect except by an instrument in writing signed by the Parties hereto.

12.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Indiana applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.
COMPANY                        CONSULTANT

______________________________            ________________________________
Jennifer Killer                        Craig Jackson

Date:    _______________________            Date:____________________________